UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 22, 2007

TAMPA ELECTRIC COMPANY

(Exact name of registrant as specified in its charter)

Florida	1-5007	59-0475140
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

702 North Franklin Street, Tampa, Florida 33602

(Address of principal executive offices and zip code)

(813) 228-1111

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On May 22, 2007, Tampa Electric Company (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP Paribas Securities Corp. and BNY Capital Markets, Inc., as representatives of the several underwriters listed therein (collectively, the “Underwriters”) pursuant to which the Company agreed to sell and the Underwriters agreed to purchase, upon the terms and subject to the conditions set forth therein, $250 million aggregate principal amount of 6.15% Notes due 2037 (the “Notes”). The Notes will be issued under a sixth supplemental indenture (the “Indenture”) with The Bank of New York, as trustee. The offering of the Notes is expected to close on May 25, 2007.

Tampa Electric Company plans to use the proceeds from the sale of these notes to repay in full the amount drawn on its unsecured credit facility, repay maturing long-term debt, indirectly to repay amounts borrowed under its accounts receivable credit facility and for general corporate purposes.

In order to furnish certain exhibits for incorporation by reference into the Registration Statement on Form S-3 of TECO Energy, Inc. and the Company, previously filed with Securities and Exchange Commission (File No. 333-132243-01), the Company is filing the Underwriting Agreement as Exhibit 1.2 to such Registration Statement and the opinion of Edwards Angell Palmer & Dodge LLP, regarding the validity of the Notes to be sold by the Company pursuant to such Underwriting Agreement as Exhibit 5.3 to such Registration Statement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

1.2	Underwriting Agreement dated as of May 22, 2007 by and among Tampa Electric Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNY Capital Markets, Inc. and BNP Paribas Securities Corp. Filed herewith.

5.3	Opinion of Edwards Angell Palmer & Dodge LLP. Filed herewith.

23.6	Consent of Edwards Angell Palmer & Dodge LLP (included as part of their opinion filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 23, 2007	TAMPA ELECTRIC COMPANY

	By:	/s/ Sandra W. Callahan
Sandra W. Callahan
Vice President-Treasurer

EXHIBIT INDEX

Exhibit No.	Description
1.2	Underwriting Agreement dated as of May 22, 2007 by and among Tampa Electric Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP Paribas Securities Corp. and BNY Capital Markets, Inc. Filed herewith.

5.3	Opinion of Edwards Angell Palmer & Dodge LLP. Filed herewith.

23.6	Consent of Edwards Angell Palmer & Dodge LLP (included as part of their opinion filed herewith).